Exhibit 99.01

For Immediate Release                                                                                                         Contact:  Hans H. Buehler, Chairman and CEO

(310) 638-0595

Coastcast to Consider Acquisition Alternatives

Rancho Dominguez, California (April 24, 2003)—Coastcast Corporation (OTCBB: COCA) reported that the Company’s board of directors voted today (1) to establish a special committee of the board to consider whether it is in the Company’s best interests to remain an independent publicly-traded company and (2) to amend the Company’s Rights Agreement to permit Hans H. Buehler, Chairman & CEO of the Company, to take certain preliminary actions in view of a potential acquisition of the Company.

The Company’s board of directors determined that in light of the Company’s de-listing from the New York Stock Exchange in September 2002, the resulting loss of many of the benefits of being a public company, and the increasing costs of being a public company, a special committee of the board should be established to review alternatives for the possible acquisition of its publicly-owned stock.

Mr. Buehler advised the board that, if the board determines that it is in the best interests of stockholders, he (perhaps together with others) would be interested in pursuing an acquisition of the Company.  The exact structure and pricing of such an acquisition would depend on numerous factors, but in response to board inquiries Mr. Buehler indicated that, based on preliminary considerations, he anticipated that the purchase price per share would be in the range $2.05 to $2.20.  The special committee of the board of directors will review any proposal by Mr. Buehler, as well as strategic alternatives to such a proposal, and recommend a response to the board of directors.  No written proposal was submitted at the meeting of the board of directors.

At the meeting, the board of directors also amended the Company’s Rights Agreement to allow Mr. Buehler to hold discussions, and take other actions for the purpose of formulating and submitting a bid, with Paul A. Novelly (a member of the Company’s board of directors) and the Novelly Exempt Trust (a trust established by Mr. Novelly), without triggering the rights established in the Rights Agreement.

Coastcast, a manufacturer of golf clubheads, produces metal woods, irons and putters in a variety of metals, including stainless steel and titanium.  Customers include Callaway, Cleveland, Ping and Titleist.  The Company also manufactures a variety of investment-cast orthopedic implants and surgical tools and other specialty products that are made to customers’ specifications.

Except for the historical information, other statements in this release are forward-looking statements, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially, including, but not limited to, industry conditions, economic conditions, competitive factors, and pricing pressures, and shifts in market demand as well as other risks detailed in the company’s Securities and Exchange Commission filings.

Coastcast Corporation ~ 3025 East Victoria Street, Rancho Dominguez, CA 90221